Exhibit 23.1

CONSENT OF UHY LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 filed on August 12, 2010, Form S-3 filed on July 28, 2011, and Form S-8 filed on September 26, 2011 which refer to our firm under the caption “Experts” and includes our reports dated February 22, 2012, which appear in the December 31, 2011 Annual Report on Form 10-K, with respect to the consolidated financial statements of Global Geophysical Services, Inc. and Subsidiaries as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011.

/s/ UHY LLP

Houston, Texas
February 22, 2012